Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements and (Form S-8 No. 333-31751, 333-67265, 333-62618, 333-107462 and 333-118041) pertaining to various NMT Medical, Inc. employee stock purchase plans and stock option plans of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedules of NMT Medical, Inc. NMT Medical Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NMT Medical, Inc. included in the Annual Report (Form 10-K) of NMT Medical, Inc. for the year ended December 31, 2005.

/S/ ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

March 9, 2006